Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2026 relating to the financial statements of Enterprise Financial Services Corp and the effectiveness of Enterprise Financial Services Corp's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enterprise Financial Services Corp for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

March 4, 2026